NEWS RELEASE

The Hartford Reports Fourth Quarter 2016 Net Loss Per Diluted Share Of $0.22 And Core Earnings Per Diluted Share* Of $1.08

•
Net loss of $81 million compared with net income of $421 million in fourth quarter 2015 primarily due to a $423 million, after-tax, charge related to the previously-announced retroactive reinsurance agreement covering asbestos and environmental (A&E) liability exposures; net loss per diluted share of $0.22 compared with net income per diluted share of $1.01 in fourth quarter 2015

•
Core earnings* of $415 million decreased 7% from $445 million in fourth quarter 2015; core earnings per diluted share* of $1.08 rose 1% from $1.07 in fourth quarter 2015 due to the impact of equity repurchases

•	Commercial Lines combined ratio of 91.3, a 3.2 point increase from fourth quarter 2015; Underlying combined ratio* of 88.2, flat with fourth quarter 2015

•
Personal Lines combined ratio of 106.7, an 11.4 point deterioration from fourth quarter 2015; underlying combined ratio of 101.8, an 8.3 point deterioration from fourth quarter 2015 due to automobile liability, a portion of which related to the first nine months of 2016

•	Book value per diluted share of $44.35, up 3% from Dec. 31, 2015; book value per diluted share excluding accumulated other comprehensive income (AOCI)* was $45.24, up 3%

HARTFORD, Conn., Feb. 2, 2017 – The Hartford (NYSE:HIG) reported a net loss of $81 million in fourth quarter 2016 compared with net income of $421 million in fourth quarter 2015 and core earnings of $415 million in fourth quarter 2016, down from $445 million in fourth quarter 2015.

* Denotes financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Discussion of Non-GAAP Financial Measures

The net loss was primarily due to a fourth quarter 2016 charge of $423 million, after-tax, resulting from a reinsurance agreement with National Indemnity Company covering The Hartford's A&E liability exposures. The net loss for fourth quarter 2016 also included an unlock charge of $12 million, after-tax, compared with an unlock benefit of $35 million, after-tax, in fourth quarter 2015. Both fourth quarter 2016 net loss and core earnings were affected by the $102 million, after-tax, decrease in property and casualty (P&C) underwriting results, partially offset by a $40 million, after-tax, increase in investment income from limited partnerships and other alternative investments (LPs). The decrease in P&C underwriting results compared with fourth quarter 2015 was primarily due to higher current accident year personal automobile liability losses and, for P&C in total, a $39 million, after-tax, net unfavorable change in prior accident year development (PYD) and an $18 million, after-tax, increase in catastrophe losses.

Fourth quarter 2016 net loss per diluted share was $0.22 compared with net income per diluted share of $1.01 in fourth quarter 2015. During 2016, the company repurchased 30.8 million common shares for a total of $1.3 billion, which was the primary contributor to an 8% decrease in the company's weighted average diluted common shares outstanding. Core earnings per diluted share in fourth quarter 2016 were $1.08 compared with $1.07 in fourth quarter 2015, an increase of 1% as the impact of share repurchases more than offset the 7% decline in core earnings.

"The Hartford delivered strong performance this quarter, although losses from personal auto and the charge from our reinsurance agreement for asbestos and environmental exposures impacted our results,” said The Hartford’s Chairman and CEO Christopher Swift. “In light of market conditions, we are pleased with the strong margins in Commercial Lines and Group Benefits, reflecting disciplined execution, and also with the performance of Mutual Funds and Talcott Resolution. In Personal Lines our numerous initiatives are improving the quality and price adequacy of our new business and renewals, although financial results remained disappointing.”

The Hartford’s President Doug Elliot said, “Commercial Lines had an excellent quarter, with a stable underlying combined ratio of 88.2, solid growth in new business, and consistent retention and renewal written price increases. Group Benefits delivered very good results, with top line growth and an improved core earnings margin. However, Personal Lines had a net loss for the quarter as we strengthened auto bodily injury liability reserves for accident years 2015 and 2016 in response to severity trends that remain elevated. With the pricing and underwriting actions we have implemented in Personal Lines auto, we expect better results in 2017.”

Swift concluded, “I am proud of the successes we achieved in 2016 as we navigated through challenging market environments. Looking forward, we expect competition and loss cost trends to put modest pressure on our strong Commercial Lines and Group Benefits margins. In Personal Lines, we are working diligently to achieve better results in 2017. Across the company, we will remain a disciplined underwriter, balancing growth and profitability, as we continue investing in our businesses to generate long-term growth with greater efficiency.”

Book value per diluted share was $44.35 as of Dec. 31, 2016, up 3% compared with Dec. 31, 2015 as a result of a 7% decrease in common shares outstanding and dilutive potential common shares, partially offset by a 4% decrease in stockholders' equity resulting from share repurchases and common stockholder dividends in excess of net income during 2016. Excluding AOCI, book value per diluted share as of Dec. 31, 2016 also increased 3% to $45.24 from $43.76 as of Dec. 31, 2015.

Net income return on equity (ROE) was 5.2% in fourth quarter 2016 compared with 9.3% in fourth quarter 2015, and core earnings ROE* was 7.6% in fourth quarter 2016 compared with 9.2% in fourth quarter 2015.

FINANCIAL RESULTS SUMMARY

($ in millions except per share data)	Three Months Ended			Year Ended
	Dec 31 2016	Dec 31 2015	Change¹	Dec 31 2016	Dec 31 2015	Change¹
Net income (loss)	$(81)	$421	NM	$896	$1,682	(47)%
Less: Unlock benefit (charge), before tax	(20)	53	NM	(2)	80	NM
Less: Net realized capital losses after deferred policy acquisition costs (DAC), excluded from core earnings, before tax	(146)	(135)	(8)%	(256)	(175)	(46)%
Less: Restructuring and other costs, before tax	—	(4)	(100)%	—	(20)	(100)%
Less: Loss on extinguishment of debt, before tax	—	—	—	—	(21)	(100)%
Less: (Loss) gain on reinsurance transactions, before tax	(650)	—	—	(650)	28	NM
Less: Income tax benefit, including amounts related to before tax items excluded from core earnings	320	62	NM	469	131	NM
Less: Income from discontinued operations, after-tax	—	—	—	—	9	(100)%
Core earnings	$415	$445	(7)%	$1,335	$1,650	(19)%
Weighted average diluted common shares outstanding	383.8	415.9	(8)%	394.8	425.2	(7)%
Net income per diluted share²	$(0.22)	$1.01	NM	$2.27	$3.96	(43)%
Core earnings per diluted share²	$1.08	$1.07	1%	$3.38	$3.88	(13)%
Select operating data:
Net investment income	$758	$695	9%	2,961	3,030	(2)%
Annualized investment yield, before tax, excluding LPs	4.2%	4.1%	0.1	4.1%	4.1%	—
Combined ratio by segment:
Commercial Lines	91.3	88.1	(3.2)	92.8	92.6	(0.2)
Personal Lines	106.7	95.3	(11.4)	104.8	97.0	(7.8)
P&C combined ratio	97.2	91.6	(5.6)	100.1	96.6	(3.5)
Impact of catastrophes and PYD on combined ratio	4.1	1.1	(3.0)	8.2	5.6	(2.6)
Underlying combined ratio by segment:
Commercial Lines	88.2	88.2	—	89.4	90.0	0.6
Personal Lines	101.8	93.5	(8.3)	95.4	92.0	(3.4)
P&C underlying combined ratio	93.1	90.5	(2.6)	91.8	91.0	(0.8)
Group Benefits net income margin	6.9%	4.2%	2.7	6.3%	5.4%	0.9
Group Benefits core earnings margin*	6.5%	4.6%	1.9	5.7%	5.6%	0.1
Select financial measures:
Common shares outstanding and dilutive potential common shares				381.1	410.7	(7)%
Book value per diluted share				$44.35	$42.96	3%
Book value per diluted share (ex. AOCI)				$45.24	$43.76	3%
ROE - Net income[3]				5.2%	9.3%	(4.1)
ROE - Net income, excluding Talcott Resolution[3]				6.8%	12.0%	(5.2)
ROE - Core earnings*[3]				7.6%	9.2%	(1.6)
ROE - Core earnings, excluding Talcott Resolution*[3]				8.9%	10.9%	(2.0)

[1]	The Hartford defines increases or decreases greater than or equal to 200%, or changes from a net gain to a net loss position, or vice versa, as "NM" or not meaningful

[2]	Includes dilutive potential common shares

[3]
Calculated based on last 12-months net income and core earnings; for ROE - Net Income, the denominator is stockholders’ equity including AOCI; for ROE - Core Earnings, the denominator is stockholders’ equity excluding AOCI

2017 KEY BUSINESS METRICS OUTLOOK

The Hartford also announced its outlook for several 2017 key business metrics. The company does not provide an outlook for net income or core earnings. These key business metrics are management estimates based on business, competitive, capital market, catastrophe and other assumptions. The metrics, which are presented below, are subject to change for many reasons, including unusual or unpredictable items such as weather or catastrophe losses, change in loss frequency and severity, regulatory changes or assessments, PYD, capital markets or investment results and other factors that are not within management's control. The company has frequently experienced unusual or unpredictable changes in revenues, expenses or other items that were not anticipated in prior outlooks.

($ in millions)	2016 Actual	2017 Outlook
Key Business Metrics
Commercial Lines combined ratio[1]	92.8	92.5 - 94.5
Personal Lines combined ratio[1]	104.8	99.0 - 101.0
P&C current accident year catastrophe loss ratio[1]	3.9	3.5
P&C net investment income, before tax, excluding limited partnerships and other alternative investments (LPs)[2]	$1,078	$975 - $1,025

[1] 2017 metrics include outlook for P&C catastrophe loss ratio of 3.5, reflecting an outlook of 2.3 points in Commercial Lines and 5.8 points in Personal Lines; catastrophes vary by quarter due to the seasonality of weather trends
[2] A reconciliation of this metric to the GAAP measure P&C net investment income, before tax, is not calculable on a forward-looking basis because net investment income on LPs has historically been volatile due to capital markets, real estate sales, and other factors, and therefore it is not possible to provide a reliable forecast of net investment income on LPs

FOURTH QUARTER 2016 SEGMENT RESULTS

($ in millions)	Three Months Ended
	Net Income			Core Earnings
	Dec 31 2016	Dec 31 2015	Change	Dec 31 2016	Dec 31 2015	Change
P&C segments:
Commercial Lines	$267	$293	(9)%	$277	$289	(4)%
Personal Lines	(18)	51	NM	(17)	51	NM
P&C Other Operations	(423)	19	NM	15	18	(17)%
Property & Casualty	(174)	363	NM	275	358	(23)%
Group Benefits	63	37	70%	59	40	48%
Mutual Funds	17	20	(15)%	17	20	(15)%
Sub-total	(94)	420	NM	351	418	(16)%
Talcott Resolution	45	28	61%	111	83	34%
Corporate	(32)	(27)	(19)%	(47)	(56)	16%
Total	$(81)	$421	NM	$415	$445	(7)%

The table below summarizes certain fourth quarter 2016 and fourth quarter 2015 items of interest that impact both net income and core earnings. The unfavorable PYD in fourth quarter 2016 includes development on commercial and personal automobile liability reserves, principally from the 2015 accident year, which the company disclosed in early December 2016.

($ in millions except per share data)	Three Months Ended
	Dec 31 2016	Dec 31 2015	Change
PYD, after-tax, favorable (unfavorable)	$(31)	$8	NM
Net investment income on LPs, after-tax	$48	$8	$40
Current accident year catastrophe (losses), after-tax	$(40)	$(22)	$(18)
Total	$(23)	$(6)	$(17)
Total per diluted share	$(0.06)	$(0.01)	$(0.05)

COMMERCIAL LINES BUSINESS METRICS

($ in millions)	Three Months Ended
	Dec 31 2016	Dec 31 2015	Change
Combined ratio	91.3	88.1	(3.2)
Small Commercial	90.5	85.3	(5.2)
Middle Market	92.0	93.3	1.3
Specialty Commercial	88.8	83.9	(4.9)
Impact of catastrophes and PYD on combined ratio	3.1	(0.2)	NM
Underlying combined ratio	88.2	88.2	—
Small Commercial	86.0	85.1	(0.9)
Middle Market	88.9	89.0	0.1
Specialty Commercial	94.8	98.1	3.3
Written premiums	$1,664	$1,609	3%
Standard Commercial renewal written pricing increases	2%	2%	—

Commercial Lines combined ratio in fourth quarter 2016 was 91.3, a deterioration of 3.2 points from fourth quarter 2015. Approximately 2.2 points of the deterioration was due to net unfavorable PYD in fourth quarter 2016 compared with favorable PYD in fourth quarter 2015 and 1.1 points related to higher catastrophe losses primarily comprised of losses from Hurricane Matthew as well as other wind and hail events. The net unfavorable PYD in fourth quarter 2016 primarily resulted from elevated severity in the Small Commercial automobile and package business lines. This was partially offset by favorable frequency in workers’ compensation across Commercial Lines related to recent accident years.

The underlying combined ratio in fourth quarter 2016 was 88.2, flat compared with fourth quarter 2015, as favorable frequency in workers' compensation was offset by higher frequency and severity in commercial automobile, a portion of which relates to the first three quarters of 2016.

Commercial Lines written premiums were $1,664 million in fourth quarter 2016, an increase of 3% from fourth quarter 2015 reflecting 7% growth in Small Commercial, which includes the addition of Maxum Specialty, and 1% growth in Middle Market, partially offset by a 2% decline in Specialty Commercial. Fourth quarter 2016 Standard Commercial renewal written price increases averaged

2%, reflecting a 4% increase in Small Commercial and flat pricing in Middle Market, exclusive of specialty programs and livestock lines of business.

PERSONAL LINES BUSINESS METRICS

($ in millions)	Three Months Ended
	Dec 31 2016	Dec 31 2015	Change
Combined ratio	106.7	95.3	(11.4)
Automobile	118.1	103.5	(14.6)
Homeowners	80.9	76.9	(4.0)
Impact of catastrophes and PYD on combined ratio	5.0	1.8	(3.2)
Underlying combined ratio	101.8	93.5	(8.3)
Automobile	113.6	102.9	(10.7)
Homeowners	74.7	72.4	(2.3)
Written premiums	$892	$936	(5)%
Renewal written pricing increases
Automobile	9%	6%	3.0
Homeowners	10%	8%	2.0

Personal Lines fourth quarter 2016 combined ratio was 106.7, an 11.4 point deterioration compared with fourth quarter 2015 largely due to automobile. Unfavorable PYD was 2.1 points primarily for personal automobile liability losses, compared with a favorable 0.3 point in fourth quarter 2015. Catastrophe losses also increased, comprising 2.9 points of the fourth quarter 2016 combined ratio compared with 2.1 points in fourth quarter 2015. The impact of these items was partially offset by a 3.5 point improvement in the fourth quarter 2016 expense ratio compared with fourth quarter 2015 largely due to lower direct marketing spending.

The underlying combined ratio in fourth quarter 2016 was 101.8, an 8.3 point deterioration from fourth quarter 2015 primarily due to increased automobile bodily injury liability severity and higher fire losses in homeowners, partially offset by lower expenses. A portion of the deterioration in fourth quarter 2016 automobile results related to the first three accident quarters of 2016, as automobile liability severity trends that emerged in fourth quarter 2016 were higher than the trends observed in the first nine months of 2016.

Personal Lines written premiums were $892 million, a decline of 5% from fourth quarter 2015 reflecting lower new business and lower policy count retention as a result of profitability improvement initiatives over the past year, partially offset by renewal written price increases. Fourth quarter 2016 personal automobile new business premium declined 58% and homeowners new business premium declined 52% from fourth quarter 2015. Policy count retention was 83% for both automobile and homeowners, down from 84% and 85%, respectively, in fourth quarter 2015. Renewal written price increases in fourth quarter 2016 averaged 9% in automobile, 2 points higher than third quarter 2016 and 3 points higher than fourth quarter 2015, and 10% in homeowners, up 2 points from fourth quarter 2015.

GROUP BENEFITS BUSINESS METRICS

($ in millions)	Three Months Ended
	Dec 31 2016	Dec 31 2015	Change
Group life loss ratio	70.6	76.0	5.4
Group disability loss ratio	84.0	82.9	(1.1)
Total loss ratio	76.7	78.4	1.7
Expense ratio	25.2	26.0	0.8
Fully insured ongoing premiums[1]	$788	$774	2%

[1]	Fully insured ongoing premiums exclude buyout premiums and premium equivalents

Group Benefits fourth quarter 2016 total loss ratio was 76.7%, a 1.7 point improvement from fourth quarter 2015 primarily due to a 5.4 point decline in the group life loss ratio, largely resulting from favorable changes in reserve estimates. The group disability loss ratio increased 1.1 points due to higher severity, partially offset by favorable recoveries, increased pricing and slightly improved incidence. The expense ratio improved 0.8 point from fourth quarter 2015 reflecting higher premiums and lower operating expenses.

Fully insured ongoing premiums in fourth quarter 2016 were $788 million, up 2% from fourth quarter 2015 due to strong persistency and increased pricing. Fully insured ongoing sales were $43 million in fourth quarter 2016, down 10% compared with fourth quarter 2015.

TALCOTT RESOLUTION

($ in millions)	Three Months Ended
	Dec 31 2016	Dec 31 2015	Change
Net income	$45	$28	61%
Less: Unlock benefit (charge), before tax	(20)	53	NM
Less: Net realized capital losses after DAC, excluded from core earnings, before tax	(9)	(135)	93%
Less: Income tax benefit (expense) on items not included in core earnings	(37)	27	NM
Core earnings	$111	$83	34%
Variable annuity contract count (in thousands)	544	603	(10)%
Fixed annuity and other contract count (in thousands)	121	128	(5)%

Talcott Resolution fourth quarter 2016 net income was $45 million, a 61% increase from $28 million in fourth quarter 2015 primarily due to lower net realized capital losses and higher investment income from LPs, partially offset by an unlock charge compared with an unlock benefit in fourth quarter 2015.

Fourth quarter 2016 core earnings were $111 million, a 34% increase from $83 million in fourth quarter 2015 principally due to higher investment income from LPs and a tax benefit from the conclusion of a prior year federal tax audit. Talcott Resolution net investment income from LPs totaled $18 million, after-tax, in fourth quarter 2016 compared with $1 million, after-tax, in fourth quarter 2015.

Variable annuity and fixed annuity contract counts as of Dec. 31, 2016 both declined 2% from Sept. 30, 2016 and declined 10% and 5%, respectively, from Dec. 31, 2015. The decline in contract counts reflects normal surrender activity.

MUTUAL FUNDS

Mutual Funds net income and core earnings in fourth quarter 2016 were $17 million, down 15% from $20 million in fourth quarter 2015 due to costs related to the acquisition of Lattice Strategies and the adoption of 10 Schroders mutual funds.

Average total Mutual Funds segment assets under management (AUM) increased to $95.9 billion in fourth quarter 2016 compared with $93.0 billion in fourth quarter 2015. The increase was primarily due to market appreciation during 2016 and the addition of approximately $3.0 billion from the Schroders funds adoption in October 2016, partially offset by the continued runoff of Talcott Resolution AUM.

CORPORATE

Corporate net loss in fourth quarter 2016 was $32 million compared with a net loss of $27 million in fourth quarter 2015. The $5 million increase in net loss was primarily due to a $34 million tax benefit in fourth quarter 2015 from the reduction of the deferred tax valuation allowance on capital loss carryovers, largely offset by lower interest and other expenses and a net benefit of $17 million in fourth quarter 2016 from investments in solar energy partnerships.

Corporate core losses were $47 million in fourth quarter 2016, a $9 million improvement from core losses of $56 million in fourth quarter 2015 due to lower interest and other expenses as well as higher net investment income.

INVESTMENTS

($ in millions before tax)	Three Months Ended
	Dec 31 2016	Dec 31 2015	Change
Total investments	$70,637	$72,918	(3)%
Net investment income	$758	$695	9%
Net investment income from LPs	$73	$12	NM
Net impairment losses, including mortgage loan valuation allowances	$12	$42	71%
Annualized investment yield[1]	4.4%	3.9%	0.5
Annualized investment yield from LPs	12.1%	1.5%	10.6
Annualized investment yield, excluding LPs	4.2%	4.1%	0.1

[1]
Yields, before tax, calculated using annualized net investment income divided by the monthly average invested assets at cost, amortized cost, or adjusted carrying value, as applicable, excluding repurchase agreement and securities lending collateral, if any, and derivatives book value

Total investments decreased 3% to $70.6 billion at Dec. 31, 2016 compared with $72.9 billion at Dec. 31, 2015. The decrease in total investments primarily reflects the continued runoff of Talcott Resolution and the third quarter 2016 transfer to assets held for sale of $0.6 billion of investments related to the pending sale of the company's U.K. P&C run-off subsidiaries.

Fourth quarter 2016 net investment income totaled $758 million, before tax, a 9% increase from fourth quarter 2015 principally due to higher investment income from LPs. Investment income from LPs totaled $73 million, before tax, in fourth quarter 2016 compared with $12 million, before tax, in fourth quarter 2015. The increase was largely due to real estate sales and strong private equity returns. Excluding the impact of LPs, net investment income was essentially flat compared with fourth quarter 2015.

Fourth quarter 2016 annualized investment yield increased to 4.4%, before tax, from 3.9%, before tax, in fourth quarter 2015 primarily due to higher investment income from LPs. Fourth quarter 2016 annualized investment returns from LPs was 12.1%, before tax, compared with 1.5%, before tax, in fourth quarter 2015. Fourth quarter 2016 annualized investment yield, excluding LPs, was 4.2%, before tax, slightly higher than 4.1% in fourth quarter 2015 due to the higher pre-payment penalties on commercial mortgage whole loans and make-whole payments compared with fourth quarter 2015.

The credit performance of the investment portfolio remained strong in fourth quarter 2016. Net impairment losses including mortgage loan valuation allowances totaling $12 million, before tax, compared with $42 million, before tax, in fourth quarter 2015.

CONFERENCE CALL
The Hartford will discuss its fourth quarter 2016 financial results and outlook for several 2017 key business metrics in a webcast at 9 a.m. EST on Friday, Feb. 3, 2017. The webcast can be accessed live or as a replay through the investor relations section of The Hartford's website at https://ir.thehartford.com.
More detailed financial information can be found in The Hartford's Investor Financial Supplement for Dec. 31, 2016, and the Fourth Quarter 2016 Financial Results Presentation, both of which are available at https://ir.thehartford.com.
ABOUT THE HARTFORD
The Hartford is a leader in property and casualty insurance, group benefits and mutual funds. With more than 200 years of expertise, The Hartford is widely recognized for its service excellence, sustainability practices, trust and integrity. More information on the company and its financial performance is available at https://www.thehartford.com. Follow us on Twitter at www.twitter.com/TheHartford_PR.

The Hartford Financial Services Group, Inc., (NYSE: HIG) operates through its subsidiaries under the brand name, The Hartford, and is headquartered in Hartford, Conn. For additional details, please read The Hartford’s legal notice at https://www.thehartford.com/legal-notice.

HIG-F

From time to time, The Hartford may use its website to disseminate material company information. Financial and other important information regarding The Hartford is routinely accessible through and posted on our website at https://ir.thehartford.com. In addition, you may automatically receive email alerts and other information about The Hartford when you enroll your email address by visiting the “Email Alerts” section at https://ir.thehartford.com.

Media Contacts                    Investor Contacts
Michelle Loxton                    Sabra Purtill, CFA
860-547-7413                        860-547-8691
michelle.loxton@thehartford.com            sabra.purtill@thehartford.com

Matthew Sturdevant                    Sean Rourke
860-547-8664                        860-547-5688
matthew.sturdevant@thehartford.com        sean.rourke@thehartford.com

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended December 31, 2016
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$1,701	$967	$—	$788	$—	$23	$—	$3,479
Fee income	—	—	—	20	184	225	1	430
Net investment income	243	36	31	95	—	345	8	758
Other revenues	19	—	—	—	—	—	—	19
Net realized capital gains (losses)	(18)	(2)	(26)	8	—	(14)	(97)	(149)
Total revenues	1,945	1,001	5	911	184	579	(88)	4,537
Benefits, losses, and loss adjustment expenses	999	816	8	620	—	345	—	2,788
Amortization of DAC	246	84	—	8	7	33	—	378
Insurance operating costs and other expenses	321	134	(3)	196	150	113	3	914
Interest expense	—	—	—	—	—	—	82	82
Loss on reinsurance transaction	—	—	650	—	—	—	—	650
Total benefits and expenses	1,566	1,034	655	824	157	491	85	4,812
Income (loss) before income taxes	379	(33)	(650)	87	27	88	(173)	(275)
Income tax expense (benefit)	112	(15)	(227)	24	10	43	(141)	(194)
Net income (loss)	267	(18)	(423)	63	17	45	(32)	(81)
Less: Unlock charge, before tax	—	—	—	—	—	(20)	—	(20)
Less: Net realized capital gains (losses) after DAC, excluded from core earnings, before tax	(17)	(2)	(26)	7	—	(9)	(99)	(146)
Less: Loss on reinsurance transaction, before tax	—	—	(650)	—	—	—	—	(650)
Less: Income tax benefit (expense)	7	1	238	(3)	—	(37)	114	320
Core earnings (losses)	$277	$(17)	$15	$59	$17	$111	$(47)	$415

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
Three Months Ended December 31, 2015
($ in millions)
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$1,658	$978	$31	$774	$—	$19	$—	$3,460
Fee income	—	—	—	17	178	266	2	463
Net investment income	206	30	34	88	1	331	5	695
Other revenues	21	—	—	—	—	—	—	21
Net realized capital gains (losses)	11	—	(1)	(6)	—	(128)	(2)	(126)
Total revenues	1,896	1,008	64	873	179	488	5	4,513
Benefits, losses, and loss adjustment expenses	920	680	39	620	—	431	—	2,690
Amortization of DAC	241	89	—	7	6	(53)	—	290
Insurance operating costs and other expenses	316	163	8	199	141	106	6	939
Interest expense	—	—	—	—	—	—	86	86
Restructuring and other costs	—	—	—	—	—	—	4	4
Total benefits and expenses	1,477	932	47	826	147	484	96	4,009
Income (loss) before income taxes	419	76	17	47	32	4	(91)	504
Income tax expense (benefit)	126	25	(2)	10	12	(24)	(64)	83
Net income (loss)	293	51	19	37	20	28	(27)	421
Less: Unlock charge, before tax	—	—	—	—	—	53	—	53
Less: Net realized capital gains (losses) after DAC, excluded from core earnings, before tax	6	1	(1)	(5)	—	(135)	(1)	(135)
Less: Restructuring and other costs, before tax	—	—	—	—	—	—	(4)	(4)
Less: Income tax benefit (expense)	(2)	(1)	2	2	—	27	34	62
Core earnings (losses)	$289	$51	$18	$40	$20	$83	$(56)	$445

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
Year Ended December 31, 2016
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$6,651	$3,898	$—	$3,148	$—	$114	$—	$13,811
Fee income	—	—	—	75	701	930	4	1,710
Net investment income	917	135	127	366	1	1,384	31	2,961
Other revenues	86	—	—	—	—	—	—	86
Net realized capital gains (losses)	13	2	(70)	45	—	(155)	(103)	(268)
Total revenues	7,667	4,035	57	3,634	702	2,273	(68)	18,300
Benefits, losses, and loss adjustment expenses	3,994	3,175	278	2,514	—	1,390	—	11,351
Amortization of DAC	973	348	—	31	24	147	—	1,523
Insurance operating costs and other expenses	1,271	564	13	776	557	438	14	3,633
Interest expense	—	—	—	—	—	—	339	339
Loss on reinsurance transaction	—	—	650	—	—	—	—	650
Total benefits and expenses	6,238	4,087	941	3,321	581	1,975	353	17,496
Income (loss) before income taxes	1,429	(52)	(884)	313	121	298	(421)	804
Income tax expense (benefit)	422	(30)	(355)	83	43	54	(309)	(92)
Net income (loss)	1,007	(22)	(529)	230	78	244	(112)	896
Less: Unlock charge, before tax	—	—	—	—	—	(2)	—	(2)
Less: Net realized capital gains (losses) after DAC, excluded from core earnings, before tax	15	2	(70)	41	—	(140)	(104)	(256)
Less: Loss on reinsurance transaction, before tax	—	—	(650)	—	—	—	—	(650)
Less: Income tax benefit (expense)	(5)	—	292	(15)	—	3	194	469
Core earnings (losses)	$997	$(24)	$(101)	$204	$78	$383	$(202)	$1,335

THE HARTFORD FINANCIAL SERVICES GROUP, INC.
CONSOLIDATING INCOME STATEMENTS
($ in millions)
Year Ended December 31, 2015
	Commercial Lines	Personal Lines	P&C Other Ops	Group Benefits	Mutual Funds	Talcott Resolution	Corporate	Consolidated
Earned premiums	$6,511	$3,873	$32	$3,069	$—	$92	$—	$13,577
Fee income	—	—	—	67	723	1,041	8	1,839
Net investment income	910	128	133	371	1	1,470	17	3,030
Other revenues	87	—	—	—	—	—	—	87
Net realized capital gains (losses)	(6)	4	3	(11)	—	(161)	15	(156)
Total revenues	7,502	4,005	168	3,496	724	2,442	40	18,377
Benefits, losses, and loss adjustment expenses	3,886	2,768	243	2,427	—	1,451	—	10,775
Amortization of DAC	951	359	—	31	22	139	—	1,502
Insurance operating costs and other expenses	1,260	609	25	788	568	469	33	3,752
Interest expense	—	—	—	—	—	—	357	357
Loss on extinguishment of debt	—	—	—	—	—	—	21	21
Net loss (gain) on reinsurance transactions	—	—	—	—	—	(28)	—	(28)
Restructuring and other costs	—	—	—	—	—	—	20	20
Total benefits and expenses	6,097	3,736	268	3,246	590	2,031	431	16,399
Income (loss) before income taxes	1,405	269	(100)	250	134	411	(391)	1,978
Income tax expense (benefit)	409	82	(47)	63	48	(17)	(233)	305
Income (loss) from continuing operations, after-tax	996	187	(53)	187	86	428	(158)	1,673
Income from discontinued operations, after-tax	7	—	—	—	—	2	—	9
Net income (loss)	1,003	187	(53)	187	86	430	(158)	1,682
Less: Unlock benefit, before tax	—	—	—	—	—	80	—	80
Less: Net realized capital gains (losses) after DAC, excluded from core earnings, before tax	(9)	4	3	(12)	—	(175)	14	(175)
Less: Restructuring and other costs, before tax	—	—	—	—	—	—	(20)	(20)
Less: Loss on extinguishment of debt, before tax	—	—	—	—	—	—	(21)	(21)
Less: Gain on reinsurance transaction, before tax	—	—	—	—	—	28	—	28
Less: Income tax benefit (expense)	2	(2)	1	4	—	23	103	131
Less: Income from discontinued operations, after-tax	7	—	—	—	—	2	—	9
Core earnings (losses)	$1,003	$185	$(57)	$195	$86	$472	$(234)	$1,650

DISCUSSION OF NON-GAAP FINANCIAL MEASURES
The Hartford uses non-GAAP financial measures in this press release to assist investors in analyzing the company's operating performance for the periods presented herein. Because The Hartford's calculation of these measures may differ from similar measures used by other companies, investors should be careful when comparing The Hartford's non-GAAP financial measures to those of other companies. Definitions and calculations of other financial measures used in this press release can be found below and in The Hartford's Investor Financial Supplement for fourth quarter 2016, which is available on The Hartford's website, https://ir.thehartford.com.

Book value per diluted share excluding accumulated other comprehensive income ("AOCI”): Book value per diluted share excluding AOCI is a non-GAAP financial measure based on a GAAP financial measure. It is calculated by dividing (a) common stockholders' equity excluding AOCI, after-tax, by (b) common shares outstanding and dilutive potential common shares. The Hartford provides book value per diluted share excluding AOCI to enable investors to analyze the company’s stockholders’ equity excluding the effect of changes in the value of the company’s investment portfolio and other assets due to interest rates, currency and other factors. The Hartford believes book value per diluted share excluding AOCI is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period, primarily based on changes in market value. Book value per diluted share is the most directly comparable GAAP measure. A reconciliation of book value per diluted share, including AOCI to book value per diluted share, excluding AOCI is set forth below.

	As of
	Dec 31 2016	Dec 31 2015	Change
Book value per diluted share, including AOCI	$44.35	$42.96	3%
Less: Per diluted share impact of AOCI	$(0.89)	$(0.80)	(11)%
Book value per diluted share, excluding AOCI	$45.24	$43.76	3%

Core Earnings: The Hartford uses the non-GAAP measure core earnings as an important measure of the company’s operating performance. The Hartford believes that the measure core earnings provides investors with a valuable measure of the performance of the company’s ongoing businesses because it reveals trends in our insurance and financial services businesses that may be obscured by including the net effect of certain realized capital gains and losses, certain restructuring charges, pension settlements, loss on extinguishment of debt, reinsurance gains and losses on business disposition transactions, income tax benefit from reduction in valuation allowance, discontinued operations, and the impact of Unlocks to deferred policy acquisition costs ("DAC"), sales inducement assets, unearned revenue reserves and death and other insurance benefit reserve balances. Some realized capital gains and losses are primarily driven by investment decisions and external economic developments, the nature and timing of which are unrelated to the insurance and underwriting aspects of our business.
Accordingly, core earnings excludes the effect of all realized gains and losses (net of tax and the effects of DAC) that tend to be highly variable from period to period based on capital market conditions. The Hartford believes, however, that some realized capital gains and losses are integrally related to our insurance operations, so core earnings includes net realized gains and losses such as net periodic settlements on credit derivatives and net periodic settlements on the Japan fixed annuity cross-currency swap. These net realized gains and losses are directly related to an offsetting item included in the income statement such as net investment income.

Net income (loss) is the most directly comparable U.S. GAAP measure. Core earnings should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of the company’s business. Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) and core earnings when reviewing the company’s performance.
A reconciliation of net income (loss) to core earnings for the quarterly periods ended Dec. 31, 2016 and 2015, is included in this press release. A reconciliation of net income (loss) to core earnings for individual reporting segments can be found in this press release under the heading "The Hartford Financial Services Group, Inc. Consolidating Income Statements" and in The Hartford's Investor Financial Supplement for the quarter ended Dec. 31, 2016.

Core earnings margin: The Hartford uses the non-GAAP measure core earnings margin to evaluate, and believes it is an important measure of, the Group Benefits segment's operating performance. Core earnings margin is calculated by dividing core earnings by revenues, excluding buyouts and realized gains (losses). Net income margin is the most directly comparable U.S. GAAP measure. The company believes that core earnings margin provides investors with a valuable measure of the performance of Group Benefits because it reveals trends in the business that may be obscured by the effect of buyouts and realized gains (losses). Core earnings margin should not be considered as a substitute for net income margin and does not reflect the overall profitability of Group Benefits. Therefore, the company believes it is important for investors to evaluate both core earnings margin and net income margin when reviewing performance. A reconciliation of net income margin to core earnings margin for the quarterly periods ended Dec. 31, 2016 and 2015, is set forth below.

	Three Months Ended			Year Ended
Margin	Dec 31 2016	Dec 31 2015	Change	Dec 31 2016	Dec 31 2015	Change
Net income margin	6.9%	4.2%	2.7	6.3%	5.4%	0.9
Less: Effect of net capital realized gains, net of tax on after-tax margin	0.4%	(0.4)%	NM	0.6%	(0.2)%	NM
Core earnings margin	6.5%	4.6%	1.9	5.7%	5.6%	0.1

Core earnings per diluted share: Core earnings per diluted share is calculated based on the non-GAAP financial measure core earnings. It is calculated by dividing (a) core earnings, by (b) diluted common shares outstanding. The Hartford believes that the measure core earnings per diluted share provides investors with a valuable measure of the company's operating performance for the same reasons applicable to its underlying measure, core earnings. Net income (loss) per diluted common share is the most directly comparable GAAP measure. Core earnings per diluted share should not be considered as a substitute for net income (loss) per diluted share and does not reflect the overall profitability of the company's business.

Therefore, The Hartford believes that it is useful for investors to evaluate both net income (loss) per diluted share and core earnings per diluted share when reviewing the company's performance. A reconciliation of net income (loss) per diluted common share to core earnings per diluted share for the quarterly periods ended Dec. 31, 2016 and 2015 is provided in the table below.

	Three Months Ended			Year Ended
	Dec 31 2016	Dec 31 2015	Change	Dec 31 2016	Dec 31 2015	Change
PER SHARE DATA
Diluted earnings (losses) per common share:
Net income (loss) per share	$(0.22)	$1.01	NM	$2.27	$3.96	(43)%
Less: Unlock benefit (charge), before tax	(0.05)	0.13	NM	(0.01)	0.19	NM
Less: Net realized capital losses after DAC, excluded from core earnings, before tax	(0.38)	(0.32)	(19)%	(0.65)	(0.41)	(59)%
Less: Restructuring and other costs, before tax	—	(0.01)	100%	—	(0.05)	(100)%
Less: Loss on extinguishment of debt, before tax	—	—	—	—	(0.05)	(100)%
Less: (Loss) gain on reinsurance transactions, before tax	(1.69)	—	(100)%	(1.65)	0.07	NM
Less: Income tax benefit on items excluded from core earnings	0.83	0.14	NM	1.20	0.30	NM
Less: Income from discontinued operations, after-tax	—	—	—	—	0.03	(100)%
Less: Use of weighted average shares in denominator*	(0.01)	—	(100)%	—	—	—
Core earnings per share	$1.08	$1.07	1%	$3.38	$3.88	(13)%
* In the three months ended December 31, 2016, net loss per share uses weighted average basic shares outstanding whereas core earnings per share uses weighted average diluted share outstanding.

Return on Equity - Core Earnings: The company provides different measures of the return on stockholders' equity (“ROE”). ROE - Net income is calculated by dividing (a) net income for the prior four fiscal quarters by (b) average common stockholders' equity, including AOCI. ROE - Core earnings is calculated based on non-GAAP financial measures. ROE - Core earnings is calculated by dividing (a) core earnings for the prior four fiscal quarters by (b) average common stockholders' equity, excluding AOCI. ROE - Net income is the most directly comparable U.S. GAAP measure. The company excludes AOCI in the calculation of ROE - Core earnings to provide investors with a measure of how effectively the company is investing the portion of the company's net worth that is primarily attributable to the company's business operations. The company provides to investors return-on-equity measures based on its non-GAAP core earnings financial measures for the reasons set forth in the related discussion above.

A reconciliation of Consolidated ROE - Net income to Consolidated ROE - Core earnings is set forth below.

	Last Twelve Months Ended
	Dec 31 2016	Dec 31 2015
ROE - Net income (loss)	5.2%	9.3%
Less: Unlock benefit (charge), before tax	—	0.4
Less: Net realized capital gains (losses) after DAC, excluded from core earnings, before tax	(1.5)	(1.0)
Less: Restructuring and other costs, before tax	—	(0.1)
Less: Loss on extinguishment of debt, before tax	—	(0.1)
Less: (Loss) gain on reinsurance transactions, before tax	(3.8)	0.2
Less: Pension settlement, before tax	—	—
Less: Income tax benefit on items not included in core earnings	2.7	0.7
Less: Income from discontinued operations, after-tax	—	—
Less: Impact of AOCI, excluded from Core ROE	0.2	—
ROE - Core earnings (losses)	7.6%	9.2%

A reconciliation of Consolidated ROE - Net income, excluding Talcott Resolution to Consolidated ROE - Core earnings, excluding Talcott Resolution is set forth below.

	Last Twelve Months Ended
	Dec 31 2016	Dec 31 2015
ROE - Net income (excluding Talcott Resolution)	6.8%	12.0%
Less: Net realized capital gains (losses) after DAC, excluded from core earnings, before tax	(1.1)	—
Less: Restructuring and other costs, before tax	—	(0.2)
Less: Loss on extinguishment of debt, before tax	—	(0.2)
Less: (Loss) gain on reinsurance transaction, before tax	(6.0)	—
Less: Pension settlement, before tax	—	—
Less: Income tax benefit on items not included in core earnings	4.3	1.0
Less: Income from discontinued operations, after-tax	—	0.1
Less: Impact of AOCI, excluded from Core ROE	0.7	0.4
ROE - Core earnings (excluding Talcott Resolution)	8.9%	10.9%

Underlying combined ratio: Represents the combined ratio before catastrophes and prior accident year development (PYD) and is a non-GAAP financial measure. Combined ratio is the most directly comparable GAAP measure. The combined ratio is the sum of the loss and loss adjustment expense ratio (also known as a loss ratio), the expense ratio and the policyholder dividend ratio. This ratio measures the cost of losses and expenses for every $100 of earned premiums. A combined ratio below 100 demonstrates a positive underwriting result. A combined ratio above 100 indicates a negative underwriting result. The underlying combined ratio represents the combined ratio for the current accident year, excluding the impact of current accident year catastrophes. The company believes this ratio is an important measure of the trend in profitability since it removes the impact of volatile and unpredictable catastrophe losses and prior accident year loss and loss adjustment expense reserve. A reconciliation of the combined ratio to the underlying combined ratio for individual reporting segments can be found in this press release under the headings "Commercial Lines Business Metrics" and "Personal Lines Business Metrics."
Underwriting gain (loss): The Hartford's management evaluates profitability of the Commercial and Personal Lines segments primarily on the basis of underwriting gain or loss. Underwriting gain (loss) is a before tax measure that represents earned premiums less incurred losses, loss adjustment expenses and underwriting expenses. Net income (loss) is the most directly comparable GAAP measure. Underwriting gain (loss) is influenced significantly by earned premium growth and the adequacy of The Hartford's pricing. Underwriting profitability over time is also greatly influenced by The Hartford's underwriting discipline, as management strives to manage exposure to loss through favorable risk selection and diversification, effective management of claims, use of reinsurance and its ability to manage its expenses. The Hartford believes that the measure underwriting gain (loss) provides investors with a valuable measure of profitability, before tax, derived from underwriting activities, which are managed separately from the company's investing activities. A reconciliation of underwriting results to net income for the quarterly periods ended Dec. 31, 2016 and 2015, is set forth below.

	Three Months Ended		Year Ended
	Dec 31 2016	Dec 31 2015	Dec 31 2016	Dec 31 2015
Commercial Lines
Net income	$267	$293	$1,007	$1,003
Add: Income tax expense	112	126	422	409
Less: Other income (expense)	1	(2)	(1)	2
Less: Net realized capital gains (losses)	(18)	11	13	(6)
Less: Net investment income	243	206	917	910
Less: Net servicing income	5	6	22	20
Less: Income from discontinued operations, after-tax	—	—	—	7
Underwriting gain	$148	$198	$478	$479

Personal Lines
Net income (loss)	$(18)	$51	$(22)	$187
Add: Income tax expense (benefit)	(15)	25	(30)	82
Less: Other income (expense)	(2)	(1)	—	15
Less: Net realized capital gains (losses)	(2)	—	2	4
Less: Net investment income	36	30	135	128
Less: Net servicing income	—	1	—	4
Underwriting gain (loss)	$(65)	$46	$(189)	$118

SAFE HARBOR STATEMENT
Some of the statements in this release should be considered forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,”

“expects,” “projects” and similar references to the future. Examples of forward-looking statements include, but are not limited to, statements the company makes regarding future results of operations. The Hartford cautions investors that these forward-looking statements are not guarantees of future performance, and actual results may differ materially. Investors should consider the important risks and uncertainties that may cause actual results to differ. These important risks and uncertainties include the risks and uncertainties identified below, as well as factors described in such forward-looking statements or in The Hartford's 2015 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings The Hartford makes with the Securities and Exchange Commission.
Risks Relating to Economic, Market and Political Conditions: challenges related to the company’s current operating environment, including global political, economic and market conditions, and the effect of financial market conditions, economic downturns or other potentially adverse macroeconomic developments on the attractiveness of our products, the returns in our investment portfolios and the hedging costs associated with our runoff annuity block; financial risk related to the continued reinvestment of our investment portfolios and performance of our hedge program for our runoff annuity block; market risks associated with our business, including changes in interest rates, inflation risk credit spreads, equity prices, market volatility and implied volatility levels; the impact on our investment portfolio if our investment portfolio is concentrated in any particular segment of the economy;

Risks Relating to Estimates, Assumptions and Valuations: risk associated with the use of analytical models in making decisions in key areas such as underwriting, pricing, capital allocation, hedging, reserving, investments and catastrophe risk management; the potential for differing interpretations of the methodologies, estimations and assumptions that underlie the valuation of the company’s financial instruments that could result in changes to investment valuations; the subjective determinations that underlie the company’s evaluation of other-than-temporary impairments on available-for-sale securities; the potential for further acceleration of deferred policy acquisition cost amortization; the potential for further impairments of our goodwill or the potential for changes in valuation allowances against deferred tax assets;

Financial Strength, Credit and Counterparty Risks: the impact on our statutory capital of various factors, including many that are outside the company’s control, which can in turn affect our credit and financial strength ratings, cost of capital, regulatory compliance and other aspects of our business and results; risks to our business, financial position, prospects and results associated with negative rating actions or downgrades in the company’s financial strength and credit ratings or negative rating actions or downgrades relating to our investments; losses due to nonperformance or defaults by others, including sourcing partners, derivative counterparties and other third parties; the potential for losses due to our reinsurers' unwillingness or inability to meet their obligations under reinsurance contracts and the availability, pricing and adequacy of reinsurance to protect us against losses;

Insurance Industry and Product-Related Risks: the possibility of unfavorable loss development including with respect to long-tailed exposures; the company's ability to accurately estimate the ultimate reserves necessary for asbestos and environmental claims; the possibility of a pandemic, earthquake, or other natural or man-made disaster that may adversely affect our businesses; weather and other natural physical events, including the severity and frequency of storms, hail, winter storms, hurricanes and tropical storms, as well as climate change and its potential impact on weather patterns; the possible occurrence of terrorist attacks and the company’s ability to contain its exposure, as a result of, among other factors, the inability to exclude coverage for terrorist attacks from workers' compensation policies and limitations on reinsurance coverage from the federal government under applicable laws; the uncertain effects of emerging claim and coverage issues; actions by our competitors, many of which are larger or have greater financial resources than we do; technology changes, such as usage-based methods of determining premiums, advancement in automotive safety features, the development of autonomous vehicles, and platforms that facilitate ride sharing, which may alter demand for the company's products, impact the frequency or severity of losses, and/or impact the way the company markets, distributes and underwrites its products; the company's ability to market, distribute and provide insurance products and investment advisory services through current and future distribution channels and advisory firms; the company’s ability to effectively price its property and casualty policies, including its ability to obtain regulatory consents to pricing actions or to non-renewal or withdrawal of certain product lines; volatility in our statutory and United States ("U.S.") GAAP earnings and potential material changes to our results resulting from our adjustment of our risk management program to emphasize protection of economic value;

Regulatory and Legal Risks: the cost and other potential effects of increased regulatory and legislative developments, including those that could adversely impact the demand for the company’s products, operating costs and required capital levels; unfavorable judicial or other legal developments; regulatory limitations on the ability of the company and certain of its subsidiaries to declare and pay dividends; the impact of changes in federal or state tax laws; regulatory requirements that could delay, deter or prevent a takeover attempt that shareholders might consider in their best interests; the impact of potential changes in accounting principles and related financial reporting requirements;

Other Strategic and Operational Risks: risks associated with the runoff of our Talcott Resolution business; the risks, challenges and uncertainties associated with our capital management plan, including as a result of changes in our financial position and earnings, share price, capital position, legal restrictions, other investment opportunities, and other factors; the risks, challenges and uncertainties associated with our expense reduction initiatives and other actions, which may include acquisitions, divestitures or restructurings; the company’s ability to maintain the availability of its systems and safeguard the security of its data in the event of a disaster, cyber or other information security incident; the potential for difficulties arising from outsourcing and similar third-party relationships; and the company’s ability to protect its intellectual property and defend against claims of infringement.

Any forward-looking statement made by the company in this release speaks only as of the date of this release. Factors or events that could cause the company's actual results to differ may emerge from time to time, and it is not possible for the company to predict all of them. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise.